Exhibit 99.1

ARCA biopharma Announces C. Jeff Dekker to be Appointed Chief Financial Officer

Westminster, CO, May 3, 2021 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company applying a precision medicine approach to developing genetically targeted therapies for cardiovascular diseases, today announced C. Jeff Dekker as its Chief Financial Officer, effective May 10, 2021, following Brian Selby’s planned departure after 14 years of service with the Company.

Dr. Michael Bristow, ARCA’s President and Chief Executive Officer commented: “We are delighted to welcome Jeff to ARCA as our Chief Financial Officer.  Jeff brings over 25 years of biotech industry and finance experience.  I am confident he will be a strong CFO for ARCA.  We believe his broad experience and capabilities in all aspects of finance, his fundamental understanding of our business and the industry, and his strong leadership, uniquely enable Jeff to help us continue to drive our clinical development and corporate strategies.”

Dr. Bristow commented further, “Over his 14 years of service, Brian has made invaluable contributions to ARCA.  His partnership and guidance directing our financial and accounting organization  provided a stable foundation to help advance our clinical development programs.    While we will miss his leadership, collaboration and insight, we wish him well in his future endeavors.”

Prior to joining ARCA, Mr. Dekker served in multiple roles of increasing responsibility at GlobeImmune, Inc. from 2006 to 2021, including President, Vice President of Finance, and Senior Director, Finance and Controller.  Before joining GlobeImmune, Mr. Dekker held leadership positions in finance and accounting at private software companies since 1993, including posts ranging from Corporate Controller to Vice President at Webroot Software Inc., Requisite Technology Inc. and NxTrend Technology Inc. Earlier in his career, Mr. Dekker worked at ITT Rayonier Port Angeles Pulp Division and at KPMG in Los Angeles. He earned a B.S. in accounting from Utah State University and is a certified public accountant.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically targeted therapies for cardiovascular diseases through a precision medicine approach to drug development. ARCA is developing rNAPc2 as a potential treatment for diseases caused by RNA viruses, initially focusing on COVID-19. The U.S. FDA has granted Fast Track designation to the rNAPc2 development program, currently in Phase 2 clinical testing. ARCA is also developing GencaroTM (bucindolol hydrochloride), an investigational, pharmacologically unique beta-blocker and mild vasodilator, as a potential treatment for atrial fibrillation in heart failure patients. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically targeted AF prevention treatment. The U.S. FDA has granted the Gencaro development program Fast Track designation and a Special Protocol Assessment (SPA) agreement. For more information, please visit www.arcabio.com or follow the Company on LinkedIn.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the potential future development plans for rNAPc2 and Gencaro, the expected features and characteristics of rNAPc2 and Gencaro, including the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, rNAPc2’s potential to treat COVID-19, and the potential for Gencaro to be the first genetically targeted AF prevention treatment. Such statements are based on management's current expectations and involve risks and uncertainties.  Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: ARCA’s financial resources and whether they will be sufficient to meet its business objectives and operational requirements; ARCA may not be able to raise sufficient capital on acceptable terms, or at all, to continue development of rNAPc2 or Gencaro or to otherwise continue operations in the future; results of earlier clinical trials may not be confirmed in future trials; the protection and market exclusivity provided by ARCA’s intellectual property; risks related to the drug discovery and the regulatory approval process; and the impact of competitive products and technological changes.  These and other factors are identified and described in more detail in ARCA’s filings with the Securities and Exchange Commission, including without limitation ARCA’s annual report on Form 10-K for the year ended December 31, 2020, and subsequent filings. ARCA disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabio.com

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